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                                                            Exhibit 99.(d)(1)(i)

                         SANFORD C. BERNSTEIN FUND, INC.


               AMENDMENT NO. 2 TO INVESTMENT MANAGEMENT AGREEMENT


         AMENDMENT NO. 2, dated as of February 22, 1999, between SANFORD C. BERNSTEIN FUND, INC., a Maryland Corporation (the "Fund"), on behalf of the Bernstein International Value Portfolio (the "Portfolio"); and SANFORD C. BERNSTEIN & CO., INC., a New York corporation (the "Adviser" or "Bernstein").

         Pursuant to the Investment Management Agreement dated as of March 18, 1992 (as amended from time to time, the "Investment Management Agreement") between the Fund, on behalf of the Portfolio, and the Adviser, the Fund, on behalf of the Portfolio, has agreed to compensate the Adviser for the services it performs for, and the facilities and personnel it provides to, the Portfolio. The Adviser and the Fund, on behalf of the Portfolio, wish to amend the Investment Management Agreement to modify such compensation. Accordingly, the parties hereto hereby agree as follows:

         1. Section 5 of the Investment Management Agreement is hereby amended to read in its entirety as follows:

      "5. Compensation. As compensation for the services performed and the facilities and personnel provided by the Adviser pursuant to Section 1 of this Agreement, the Fund, on behalf of the Portfolio, will pay the Adviser, promptly after the end of each month:

      a) Prior to the transfer of tax-exempt shareholders to the new International Value Portfolio II pursuant to the Portfolio Division described in the Fund's Prospectus dated February 1, 1999 (the "Portfolio Division"):

          i) A fee assessed at annual rate of 1% of the Portfolio's average daily net assets that is up to but not exceeding $2,000,000,000; and

          ii) A fee assesed at an annual rate of .90 of 1% of the amount of the Portfolio's average daily net assets that exceeds $2,000,000,000.

      b)  Following the Portfolio Division:

           i) A fee assessed at annual rate of 1% of the Portfolio's average daily net assets that is up to but not exceeding $1,000,000,000; and

           ii) A fee assessed at an annual rate of .90 of 1% of the amount of the Portfolio's average daily net assets that exceeds $1,000,000,000.


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         If the Adviser shall serve hereunder for less than the whole of any month, the fee hereunder shall be prorated."

         2. Except as herein provided, the Investment Management Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the Fund, on behalf of the Portfolio, and the Adviser have caused this Amendment No. 2 to be executed by their duly authorized officers as of the date first above written.

                                 SANFORD C. BERNSTEIN & CO., INC.



                                 By:
                                     -----------------------------------
                                         Lewis A. Sanders, Chairman


                                 SANFORD C. BERNSTEIN FUND, INC.



                                 By:
                                     -----------------------------------
                                         Jean Margo Reid, Secretary